Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the current report on Form S-3 of Lihua International, Inc. to be filed with the Securities and Exchange Commission on or about January 8, 2010, of our report dated March 30, 2009 on our audit of the consolidated financial statements of Lihua International, Inc. and subsidiaries for the years ended December 31, 2008 and 2007.

/s/ AGCA, Inc.

Arcadia, California
January 8, 2010